Exhibit 21



Name                                                State of Incorporation

Yale E. Key, Inc.                                                 Texas

Odessa Exploration Incorporated                                   Delaware

Key Energy Drilling, Inc.                                         Delaware
         d/b/a Clint Hurt Drilling